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             Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Pharmacopeia, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2000, except for Note 9, as to which the date is March 8, 2000, with respect to the consolidated financial statements and schedule of Pharmacopeia, Inc. included in its Annual Report (Form 10-K/A-1) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


San Diego, California
May 9, 2000